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                                                                    Exhibit 10.2

                            CERTIFIED AGENT AGREEMENT

         This AGREEMENT is entered into effective as of April 16, 2004 (the "Effective Date"), between Glowpoint, Inc. ("GlowPoint"), a Delaware corporation having offices at 225 Long Avenue, Hillside, New Jersey 07205, and Tandberg, Inc. ("Certified Agent"), a Delaware corporation having offices at 1860 Michael Faraday Drive, Suite 250, Reston, Virginia 20190.

Whereas:

1. GlowPoint desires in the geographic locations in the United States, Puerto Rico and Canada where GlowPoint does business, or may do business in the future, (hereinafter the "Territory") to engage Certified Agent to assist GlowPoint in marketing certain GlowPoint services directly to Certified Agent's customers (hereinafter "Customers"); and

2. Certified Agent desires to market GlowPoint's services to Customers and to refer sales agents ("Referred Agents") for GlowPoint's services to GlowPoint and represents that it has the necessary marketing capabilities to do so.

NOW, THEREFORE, the parties agree as follows:

1.0      APPOINTMENT

         1.1 GlowPoint appoints Certified Agent, and Certified Agent accepts such appointment, to be an authorized GlowPoint marketing representative and agent in the Territory for the limited purposes of (i) referring Referred Agents to GlowPoint and (ii) marketing to Customers in accordance with the terms and conditions of this Agreement the GlowPoint IP-based video communications services, (the "GlowPoint Services").

         The GlowPoint Services are referred to herein as the "Services".

         1.2 Certified Agent acknowledges and agrees that it has no exclusive right to market the Services, and that no franchise is granted to Certified Agent. GlowPoint expressly reserves the right both to contract with others to market the Services and to itself directly engage in such marketing, subject to
                  Section 3.5.

         1.3 The relationship of the parties under this Agreement shall be, and shall at all times remain, one of independent contractors and not that of employer and employee, franchiser and franchisee or joint venturers. This Agreement does not establish or constitute Certified Agent as GlowPoint's representative or agent for any purpose other than the solicitation of orders, and the provision of Customer support, for the Services on behalf of GlowPoint to the extent authorized under Section 2. Certified Agent is not authorized to accept orders or to make contracts in GlowPoint's name, or to transact any business in the name of GlowPoint, or otherwise to assume or create any obligation or responsibility binding upon GlowPoint, in any matter whatsoever.

         1.4 All persons furnished by Certified Agent in the performance of its duties hereunder shall be considered solely Certified Agent's employees, sales representatives or agents, and Certified Agent shall be solely responsible for all payment of its employees' unemployment, Social Security and other taxes, including contributions from Certified Agent when required by law.

2.0      CERTIFIED AGENT'S RESPONSIBILITIES

         2.1 Certified Agent shall devote its commercially reasonable efforts to promote and market the Services to Customers in the Territory.

         2.2 Those of Certified Agent's personnel designated by it to sell the Services shall be adequately trained and knowledgeable of the specifications, features and advantages of the Services.
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         2.3      Certified Agent shall assist GlowPoint in supporting Customers of the Services solicited by Certified Agent. Said responsibilities shall include, but are not limited to, soliciting orders and assisting GlowPoint in resolving any Customer complaints.

         2.4 Certified Agent is authorized to receive, but is not authorized to accept (i.e., contractually bind GlowPoint), any Customer subscription agreements or other offers to purchase Services.

         2.5 Certified Agent shall comply with all applicable requirements of Federal, state and local laws, ordinances, administrative rules and regulations relating to Certified Agent's performance of its obligations under this Agreement. Certified Agent represents that it is not by law or agreement with others prohibited from entering into or performing this Agreement.

         2.6 All costs and expenses incurred by Certified Agent in performing its services under this Agreement, including (by way of example only) rentals, salaries, telephone, traveling and living expenses (including, without limitation, those incurred by Certified Agent's employees in connection with any GlowPoint training session) and other marketing and sales expenses shall be borne by Certified Agent and shall not be reimbursable by GlowPoint.

         2.7 CERTIFIED AGENT SHALL MAKE NO REPRESENTATIONS OR WARRANTIES RELATING TO THE SERVICES EXCEPT AS MAY BE SET FORTH IN SALES LITERATURE PROVIDED TO CERTIFIED AGENT BY GLOWPOINT, OR AS SET FORTH IN THE FORMS OF ORDERS PROVIDED TO CERTIFIED AGENT BY GLOWPOINT FOR USE IN THE SOLICITATION OF CUSTOMERS. ALL PRICES QUOTED AND OTHER TERMS AND CONDITIONS FOR THE SERVICES MARKETED UNDER THIS AGREEMENT SHALL BE THOSE, AND ONLY THOSE, PROVIDED BY GLOWPOINT.

         2.8 NEITHER GLOWPOINT NOR CERTIFIED AGENT SHALL MAKE ANY EXPRESS OR IMPLIED AGREEMENTS, GUARANTEES OR REPRESENTATIONS, OR INCUR ANY DEBT, IN THE NAME OR ON BEHALF OF THE OTHER. GLOWPOINT'S USE OF CERTIFIED AGENT TO MARKET THE SERVICES AND TO PERFORM THE CUSTOMER SUPPORT AND OTHER SERVICES UNDERTAKEN BY CERTIFIED AGENT IN THIS AGREEMENT IS NOT AN IMPLIED ENDORSEMENT OF CERTIFIED AGENT'S INDEPENDENT BUSINESS, AND NO SUCH REPRESENTATION SHALL BE MADE BY CERTIFIED AGENT.

         2.9 Certified Agent shall conduct its business with respect to the marketing of the Glowpoint Services in a manner that reflects favorably on GlowPoint and its Services. Certified Agent shall not disparage GlowPoint or its products or services, nor disparage GlowPoint's competitors or the products or services of such competitors.

         2.10 Certified Agent shall be responsible for the compatibility of any non-GlowPoint hardware or software furnished separately by Certified Agent to any Customer with the Services provided under this Agreement.

         2.11 Certified Agent shall use commercially reasonable efforts to refer potential Referred Agents to GlowPoint (each, a "Lead" and collectively the "Leads"). Certified Agent shall submit Leads to GlowPoint on a mutually acceptable referral form. GlowPoint reserves the right to reject any Lead, for any or no reason, within fourteen (14) days of GlowPoint's receipt of such Lead. No sales agent that is a direct sales agent of GlowPoint as of the date of this Agreement shall qualify as a Lead unless consented to by GlowPoint in its sole discretion. Certified Agent, in consultation with Glowpoint, will use commercially reasonable efforts to identify and sign up Certified Agent's current distribution partners as Leads. All Leads accepted by GlowPoint shall be set forth on a schedule in the form of Schedule C hereto. GlowPoint shall provide an updated version of Schedule C to Certified Agent on a quarterly basis.

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3.0      GLOWPOINT'S RESPONSIBILITIES

         3.1. GlowPoint's sole compensation to Certified Agent for Certified Agent's performance of its responsibilities under this Agreement with respect to the GlowPoint Services shall be commissions ("GlowPoint Services Commissions") of "GlowPoint Services Commissionable Revenues" (as detailed in Schedule A), determined as follows: Subject to Section 3.5, GlowPoint shall, by the end of each calendar month, remit to Certified Agent a payment in the amount of any GlowPoint Services Commissions to which Certified Agent is entitled in respect of GlowPoint Services Commissionable Revenues arising during the previous calendar month, together with a statement indicating the basis upon which such GlowPoint Services Commissions have been calculated. "GlowPoint Services Commissionable Revenues" shall mean the charges that are billed and actually received by GlowPoint (net of any associated discounts or credits and exclusive of all taxes, installation or removal charges and other similar charges) in respect of the GlowPoint Services that are delivered by GlowPoint (a) pursuant to Customer contracts for the GlowPoint Services procured by Certified Agent (as determined by GlowPoint, subject to Section 4.1 below) (each a "Certified Agent's GlowPoint Services Customer Contract"), and (b)(i) during the term of Certified Agent's appointment under this Agreement (the "Term") and (ii) if the Term is terminated by GlowPoint (other than by a Termination for Cause (as defined in Section 5.1)) or Certified Agent, during the 180 days immediately following such termination. GlowPoint's obligation to pay GlowPoint Services Commissions hereunder shall cease immediately following a Termination for Cause by GlowPoint. GlowPoint may amend the GlowPoint Services Commission structure, effective upon 60 days' prior notice to Certified Agent (or upon immediate notice, in the case of an added service). If GlowPoint pays a GlowPoint Services Commission to Certified Agent based upon GlowPoint Services Commissionable Revenue that is subsequently refunded or credited back to any Customer, or if any GlowPoint Services Commission is paid to Certified Agent in error, GlowPoint may, upon notice to Certified Agent, deduct the amount of such GlowPoint Services Commission from future GlowPoint Services Commissions otherwise payable to Certified Agent or require Certified Agent to repay such GlowPoint Services Commission to GlowPoint.

         3.2      Intentionally Omitted.

         3.3 Section 3.1 shall not apply to contracts for the Services by any governmental entity or pursuant to a GSA contract (collectively, the "Government Contracts") procured by Certified Agent. Government Contracts and commissions to Certified Agent for procuring Government Contracts ("Government Commissions") shall be governed by the provisions of Schedule A.

         3.4 GlowPoint's sole compensation to Certified Agent for Customer contracts procured by a Referred Agent shall be commissions ("Referral Commissions") in the amount of $100 per billable subscriber location for each such Customer contract for GlowPoint Services procured by a Referred Agent. Subject to
                  Section 3.5, GlowPoint shall, by the end of each calendar month, remit to Certified Agent a payment in the amount of any Referral Commissions to which Certified Agent is entitled in respect of Customer contracts procured by a Referred Agent during the previous calendar month, together with a statement indicating the basis upon which such Referral Commissions have been calculated. GlowPoint's obligation to pay Referral Commissions hereunder shall cease immediately following a Termination for Cause by GlowPoint or thirty (30) days following the termination of the Term by Certified Agent. GlowPoint may amend the Referral Commission structure, effective upon 60 days' prior notice to Certified Agent (or upon immediate notice, in the case of an added service). If GlowPoint pays a Referral Commission to Certified Agent that is subsequently refunded or credited back to any Customer, or if any Referral Commission is paid to Certified Agent in error, GlowPoint may, upon notice to Certified Agent, deduct the amount of such Referral Commission from future Referral Commissions otherwise payable to Certified Agent or require Certified Agent to repay such Referred Commission to GlowPoint.

         3.5 Any GlowPoint Services Commissions, Government Commissions or Referral Commissions (collectively, the "Commissions") payable to Certified Agent shall be offset against and reduced by the amounts owed by Certified Agent to GlowPoint each month for GlowPoint's provision to Certified Agent of the network services for Certified Agent's corporate use, as described in that certain Asset Purchase Agreement, dated the date hereof, between Certified Agent and GlowPoint. In no event shall Certified Agent be entitled to any Commissions for Services delivered by GlowPoint pursuant to Customer contracts procured by an agent or sales representative of Certified Agent who is a direct sales agent for the Service at the time this Agreement is entered into and executed between GlowPoint and Certified Agent.

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         3.6      GlowPoint shall provide Certified Agent, for purposes of
                  marketing the Services, with electronic only versions of Customer contracts, order forms, promotional brochures, sales literature and other sales aids, which materials (as they may be revised from time to time by GlowPoint) Certified Agent shall use in the performance of its duties under this Agreement.

         3.7 GlowPoint shall provide and maintain a help desk for Certified Agent and for Customers to contact for technical information and support, as well as trouble reporting and resolution, with respect to the Services, subject to Schedule B.

         3.8 GlowPoint shall promptly review all Customer contracts and orders for the Services submitted by Certified Agent for GlowPoint's possible acceptance. GlowPoint reserves the right to reject, for any or no reason, within fourteen (14) days of GlowPoint's receipt, any such proposed contract or order. GlowPoint may, in addition, upon thirty (30) days' notice to Certified Agent and Customer (except in the case of Customer's failure to pay GlowPoint for the Services or Customer's malfeasance, for which no advance notice shall be required) terminate a Customer's contract at any time in GlowPoint's sole discretion. GlowPoint is not obligated to renew any Customer contract that has expired or otherwise terminated.

         3.9 GlowPoint shall be solely responsible for providing, maintaining, billing (on a GlowPoint invoice) and collecting for the Services. All title to, and risk of loss from, the Services shall remain with GlowPoint.

         3.10 GlowPoint shall conduct its business in a manner that reflects favorably on Certified Agent, its products and services. GlowPoint shall not disparage Certified Agent or its products or services, nor disparage Certified Agent's competitors or the products or services of such competitors.

4.0      CUSTOMER AND EMPLOYEE CONTACTS

         4.1 To avoid Customer confusion, GlowPoint and Certified Agent shall coordinate their respective marketing of the Services to Customers. Without limitation of the foregoing, GlowPoint or Certified Agent (as the case may be) shall, upon receipt of notice from the other party, refrain from marketing the Services to a potential customer of the Services to whom an employee or other authorized sales representative or agent of such other party is already actively marketing the Services, and any contract for the purchase of the GlowPoint Services resulting from any such marketing activities by Certified Agent shall be deemed a "Certified Agent's GlowPoint Services Customer Contract" for purposes of Section 3.1 above. Certified Agent may not in any event market the Services to residential customers.

         4.2 Certified Agent shall not, during or for a period of six (6) months following the expiration or other termination of the Term, solicit any Customer to which Certified Agent has sold any Service during the Term to purchase any service that is competitive with such Service.

         4.3 GlowPoint shall not, during or for a period of six (6) months following the expiration or other termination of the Term, solicit, other than through Certified Agent, any Customer to which Certified Agent has sold any Service during the Term to purchase any videoconferencing product or service that Certified Agent then actively sells to such Customer.

         4.4 For all purposes of this Section 4, the term "Customer" shall encompass (if applicable in a given case) only the particular division, subsidiary or other operating unit (any of the foregoing, a "Unit") of a larger entity to which Unit Certified Agent has during the Term actively sold videoconferencing equipment or services, unless Certified Agent has actively sold such products or services during the Term to a majority of such entity's Units, in which case the term "Customer" shall encompass the larger entity.

5.0      TERM AND TERMINATION

         5.1 The Term shall commence as of the Effective Date and shall continue for a period of twelve (12) months unless earlier terminated by either party upon thirty (30) days' notice to the other party, provided that either party may terminate the Term upon notice with immediate effect if the other party has failed to perform or abide by any of such other party's material obligations under this Agreement (a "Termination for Cause"). This Agreement will automatically renew for successive 12-month periods, and shall remain subject to thirty (30) days' notice of termination and immediate termination for cause by either party, unless either party elects not to renew the Agreement by sending a written notice to the other party no later than thirty (30) days prior to the then scheduled expiration of the Term.

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         5.2      Except as otherwise provided herein, upon a termination of the
                  Term for any reason, neither party shall have any liability to the other, for either compensation or damages of any kind or nature whatsoever arising from such termination or otherwise, whether on account of the loss by Certified Agent of present or prospective Commissions, or expenditures, investments or commitments made in connection therewith, or in connection with the establishment, development or maintenance of Certified Agent's business, or on account of any other cause or thing whatsoever, except that no such termination shall prejudice or otherwise affect the respective rights or liabilities of the parties with respect to (a) Certified Agent's entitlement to Commissions procured prior to such termination, or (b) compensatory damages to which either party may be entitled arising from a Termination for Cause.
                  GlowPoint Services Commission payments to the Certified Agent will be governed by Section 3.1 and Schedule A. Government Commission payments to the Certified Agent will be governed by
                  Section 3.3 and Schedule A. Referral Commission payment to Certified Agent will be governed by Section 3.4 and Schedule
                  A.

         5.3 Upon a termination of the Term for any reason, Certified Agent shall immediately: discontinue any and all use of the Marks (as defined in Section 7.1), including but not limited to such use in advertising or business materials of Certified Agent; remove and return to GlowPoint, or destroy at GlowPoint's request (and provide GlowPoint with evidence of such destruction), all promotional material or other information supplied to Certified Agent without charge by GlowPoint; and cease representing itself, in any manner, as an agent of GlowPoint.

6.0      INDEMNIFICATION

         6.1 Each party (the "Indemnitor") shall at all times defend, indemnify and hold harmless the other party, its affiliates and suppliers and all of the respective officers, directors, shareholders, employees, successors and assigns of each of the foregoing (collectively, the "Indemnified Parties") from and against, and pay and reimburse the Indemnified Parties for, any and all liabilities, obligations, losses, damages, out-of-pocket costs and expenses (including interest, penalties and reasonable attorneys' fees and expenses incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder) to the extent arising out of or relating to any alleged act or omission of the Indemnitor in the performance of the activities contemplated hereby or any failure by the Indemnitor to abide by any of its covenants set forth herein.

         6.2 If a third party asserts any claim against an Indemnified Party for which an Indemnitor is responsible under Section 6.1: (a) such Indemnified Party shall give such Indemnitor written notice promptly after such Indemnified Party has actual knowledge of such claim and shall permit such Indemnitor (at such Indemnitor's expense) to assume the defense of any claim or any litigation resulting therefrom; provided that the failure by such Indemnified Party to give such notice shall not relieve such Indemnitor of its indemnification obligations under this Agreement except to the extent that such failure results in a failure of actual notice to such Indemnitor and, as a result, such Indemnitor is materially damaged; (b) counsel selected by such Indemnitor to conduct the defense of such claim or litigation must be reasonably satisfactory to such Indemnified Party; and (c) such Indemnified Party may participate in such defense at its sole expense. Such indemnitor shall not, in the defense of any such claim or litigation, consent to the entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting any Indemnified Party or that does not include as an unconditional term thereof a release by the claimant or plaintiff from all liability with respect to such claim or litigation in favor of such Indemnified Party.

7.0      MARKETING; TRADEMARKS; STRATEGIC ALLIANCE

         7.1 GlowPoint grants Certified Agent non-exclusive permission to utilize the GlowPoint and any other GlowPoint-designated trademarks, insignia and symbols set forth via notice to Certified Agent (herein "Marks") (the ownership of all of which Marks by GlowPoint shall be deemed acknowledged by Certified Agent at first use) in Certified Agent's advertising and promotion of the Services, provided that such use is consistent with this Agreement and GlowPoint's generally applied standards and guidelines, as they may be revised from time to time; provided, further, that GlowPoint reserves the right to withdraw this grant with respect to any Mark upon immediate notice to Certified Agent in the event that GlowPoint discontinues the use of such Mark to identify Services.

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         7.2      All Certified Agent-initiated advertisements or promotions
                  (including, without limitation, any materials appearing on web sites) that use Marks or make any reference thereto, or that Certified Agent otherwise uses in connection with its marketing of the Services, shall be subject to prepublication review and written approval by GlowPoint with respect to, but not limited to, context, style, appearance, composition, timing and media. Certified Agent may not use, include or refer to any Mark in any unsolicited email.

         7.3 Advertising by Certified Agent, including, without limitation, any materials on web sites, that shows and identifies products or services marketed by Certified Agent for companies other than GlowPoint may not use the Marks unless said products or services are clearly separated from and not associated with the Marks. Certified Agent shall not use Marks in any way to imply GlowPoint's endorsement of non-GlowPoint products or services. Certified Agent shall not alter or remove any Mark applied to the Services.

         7.4 Certified Agent's marketing of the Services shall include: (a) at least quarterly sales and marketing planning sessions between the appropriate representatives of Certified Agent and GlowPoint; (b) compliance with the demonstration requirements set forth in Schedule B; and (c) at least quarterly webcasts between Certified Agent's President and GlowPoint's Chief Executive Officer, which will be distributed to the sales and marketing employees and representatives of Certified Agent and GlowPoint.

         7.5 Upon the execution of this Agreement, Certified Agent and GlowPoint shall announce, pursuant to and in the manner contemplated by Section 12.5, the strategic alliance (the "Strategic Alliance") between the parties including (i) the ability of GlowPoint to provide an end-to-end Tandberg-branded hardware and software experience over the GlowPoint network,
                  (ii) the transfer of the customer base of Certified Agent's wholly owned subsidiary, Network Systems, LLC, to GlowPoint,
                  (iii) the designation of GlowPoint as Certified Agent's exclusive IP service provider for its corporate use in North America, and (iv) the ability of Customers and prospective customers to experience the Tandberg-branded hardware and software end-to-end solution over the GlowPoint network in Certified Agent's principal demonstration facilities.

         7.6 Certified Agent appoints GlowPoint, and GlowPoint accepts such appointment, to be an external testing partner of Certified Agent, whereby GlowPoint shall be authorized to test the use and compatibility of the Services with Certified Agent's hardware and software and any upgrades and improvements thereof. For purposes of this Section 7.6, Certified Agent agrees to provide to GlowPoint any upgrades of or improvements to Certified Agent's hardware or software during the Term of this Agreement. Certified Agent and GlowPoint agree to collaborate and cooperate with each other during the Term with respect to research and development efforts relating to IP based video communications solutions.

         7.7 Upon announcement of the Strategic Alliance, Certified Agent shall display the GlowPoint logo and identify GlowPoint as a strategic alliance partner on Certified Agent's WWW.TANDBERGUSA.COM website with the same prominence as the other strategic alliance partners of Certified Agent identified on such website. Certified Agent agrees not to enter into a strategic alliance partnership with any competitor of GlowPoint for a period of at least six (6) months after the date of this Agreement.

         7.8 Certified Agent agrees to launch a "strategic service provider partner program" within six (6) months after the date of this Agreement. Certified Agent agrees that it shall name GlowPoint as the first IP-based video communications service provider in such program.

         7.9 Glowpoint shall not use any of Certified Agent's trademarks, copyrighted materials or insignia without specific permission to do so in each instance, and shall discontinue any such use upon receipt of Certified Agent's written request to do so or upon the termination of this Agreement.

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8.0      USE OF INFORMATION

         This Agreement, all information provided by any Customer to Certified Agent in its capacity as a representative of GlowPoint, all Customer contracts for any Services, and all technical and business information, including customer lists, customer data and all other customer information, in whatever form obtained by or furnished to Certified Agent under or in contemplation of this Agreement (all hereinafter designated "Information"), shall remain the exclusive property of GlowPoint. Such Information (i) shall be treated in confidence by Certified Agent and used by Certified Agent only for the purpose of performing Certified Agent's obligations under this Agreement; (ii) shall not be reproduced or copied by Certified Agent in whole or in part, except as necessary for use as authorized in this Agreement;
         (iii) shall not be disclosed by Certified Agent to any third party;
         (iv) shall be made available only to such employees of Certified Agent who have a need to have access to such Information and have agreed to comply with the terms of this Section; and (v) shall, together with any copies thereof, be returned, destroyed, or, if in the form of software recorded on an erasable storage medium, erased when no longer needed by Certified Agent or the Term terminates, whichever occurs first. Certified Agent shall adhere to the requirements of this Section 8 for at least two (2) years following the expiration or other termination of the Term.


9.0      LIMITATION OF LIABILITY

         9.1 GLOWPOINT'S AGGREGATE LIABILITY FOR ANY LOSSES OR OTHER DAMAGES OF ANY NATURE INCURRED BY CERTIFIED AGENT UNDER THIS AGREEMENT SHALL BE LIMITED TO DIRECT, PROVEN DAMAGES IN AN AMOUNT NOT TO EXCEED THE GREATER OF: (i) THE AGGREGATE AMOUNT OF ANY COMMISSIONS TO WHICH CERTIFIED AGENT IS ENTITLED UNDER SECTIONS 3.1 THROUGH 3.4 AS APPLICABLE AND (ii) ONE MILLION DOLLARS ($1,000,000).

         9.2 NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR ANY OTHER INDIRECT LOSS OR DAMAGE, INCLUDING LOST PROFITS OR LOST REVENUES, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OBLIGATION RESULTING THEREFROM, OR THE USE OR PERFORMANCE OF ANY SERVICE.

         9.3 GLOWPOINT SHALL HAVE NO LIABILITY TO CERTIFIED AGENT FOR ANY DAMAGES, LOSS, COST OR EXPENSE RESULTING FROM, INCLUDING WITHOUT LIMITATION ANY COMMISSIONS THAT MIGHT HAVE BEEN EARNED HEREUNDER BUT FOR, GLOWPOINT'S INABILITY OR FAILURE TO PROVIDE SERVICES TO ANY CUSTOMER OR FOR ANY DELAYS IN THE PROVISION OF SERVICES TO ANY CUSTOMER OR IN THE EVENT OF GLOWPOINT'S TERMINATION OR BREACH OF ANY CUSTOMER SERVICE CONTRACT OR IN THE EVENT OF ANY DISCONTINUATION OF ANY SERVICES.

         9.4      THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION 9 SHALL
                  APPLY: (i) REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE; (ii) WHETHER OR NOT DAMAGES WERE FORESEEABLE OR A PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF AND (iii) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT. THESE LIMITATIONS OF LIABILITY SHALL SURVIVE FAILURE OF ANY EXCLUSIVE REMEDIES PROVIDED IN THIS AGREEMENT.

10.0     FORCE MAJEURE

         Neither party shall be held responsible for any delay or failure in performance to the extent that such delay or failure in performance is caused by fires, embargoes, floods, wars, the elements, labor disputes, government requirements, acts of God, inability to secure raw materials or transportation facilities, acts or omissions of carriers or suppliers or other cause beyond such party's control, whether or not similar to any of the foregoing; provided, however, that performance by each party of its obligations hereunder shall not be excused by reason of an act of government authority in the exercise of its enforcement powers against such party for the alleged violation of any law, rule or regulation.

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11.0     ASSIGNMENT

         Neither party shall assign any right or interest under this Agreement, or delegate any work or other obligation or duty to be performed or owed by it under this Agreement; any attempted assignment or delegation in contravention of the foregoing shall be null and void unless approved in writing by the other party. Either party may assign this Agreement, in whole or in part, to any company under common control with such party, successor-in-interest or successor upon notice to the other party.

12.0     MISCELLANEOUS

         12.1 Except to the extent expressly provided otherwise in this Agreement, all notices under this Agreement shall be in writing and shall be given in person or by certified or registered mail or by overnight courier, addressed to Certified Agent at the address set forth at the beginning of this Agreement and to GlowPoint at the address set forth at the beginning of this Agreement, Attention:
         GlowPoint Sales Administration, or to such other address as either party may designate by notice pursuant hereto. Each party may, in addition, send notices to the other party electronically to the email address for such other party set forth below.

         12.2 The construction, interpretation and performance of this Agreement shall be governed by the law of the State of New Jersey, excluding its choice of law provisions. Any litigation concerning this Agreement shall be commenced exclusively in either the state courts located in Union County, New Jersey, or the United States District Court located in Newark, New Jersey, and each party consents to jurisdiction and venue therein. In the event of any legal action between the parties with respect to this Agreement, the prevailing party will be entitled to recover its reasonable attorneys' fees and court costs.

         12.3 If any paragraph, or clause thereof, of these terms and conditions shall be held to be invalid or unenforceable in any jurisdiction in which these terms and conditions apply, then for such jurisdiction the meaning of such paragraph or clause shall be construed so as to render it enforceable to the extent feasible; and if no feasible interpretation would save such paragraph or clause from invalidity or unenforceability, it shall be severed from these terms and conditions with the remainder remaining in full force and effect.

         12.4 This Agreement has been executed and delivered by the parties and shall become effective simultaneously with the Asset Purchase Agreement between the parties dated the date hereof and, to the extent applicable, shall be read in conjunction therewith. In all other respects, the terms and conditions contained in this Agreement supersede all prior oral or written understandings between the parties, and constitute the entire agreement between them, concerning the subject matter of this Agreement. Except as set forth in the Reciprocal Non-Disclosure and Confidentiality Agreement dated November 19, 2003 between the parties hereto, there are no understandings or representations, express or implied, concerning such subject matter that are not expressly set forth in this Agreement. This Agreement may not be modified or amended except by a writing signed by both parties.

         12.5 The parties shall, after consultation, issue a press release substantially in the form of Schedule D hereto, or otherwise make a public statement concerning the transactions contemplated by this Agreement containing disclosure which is mutually agreeable to the parties; provided, however, that prior to the issuance of such press release, neither party shall make any press release or other public statement concerning the matters covered by this Agreement without the approval of the other party, except to the extent that, in the opinion of counsel for the party making the release or


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                  statement, such release or statement is required by law or applicable regulation, and shall, in any event, to the extent practicable, permit the other party an opportunity to review any such release or statement prior to dissemination.











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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.

GLOWPOINT, INC.                                    TANDBERG, INC.

By:  /s/ David C. Trachtenberg                     By:  /s/ Brad Johnston
    --------------------------                          ------------------

Name:  David C. Trachtenberg                       Name:  Brad Johnston
       -----------------------------                     --------------

Title:  President and Chief Executive Officer     Title:    President
        -------------------------------------               ---------

Date:  April 16, 2004                              Date:  April 16, 2004
      ---------------                                     -------------

Email__________________________                    Email:  _____________________




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